                                                                  EXHIBIT 10.41



             AGREEMENT BETWEEN TRITEAL CORPORATION AND RAND SCHULMAN
                         REGARDING CONTINUED EMPLOYMENT


         TriTeal Corporation ("TriTeal") and Rand Schulman ("Schulman") agree as follows:

         1. Schulman agrees to continue his employment with TriTeal until 12/31/97, performing responsibilities as assigned at the direction of the Vice President of Business Development. From the date of the execution of this agreement until 12/31/97, TriTeal may only terminate Schulman's employment for Good Cause. "Good Cause" means dishonesty or gross misconduct in the performance of his job duties, material violation of company policy, or the failure to perform significant job duties after notice and a reasonable opportunity to improve. Schulman and TriTeal agree that Schulman's employment with TriTeal will terminate on 12/31/97.

         2. Provided that as of 12/31/97 Schulman has neither voluntarily resigned, nor been terminated for Good Cause:

            a) From the time this agreement is signed until 12/31/97, Schulman shall continue to be compensated at a biweekly rate of $5,769.23. Schulman will remain eligible for the Executive Performance Incentive Plan and will continue to receive his current benefits package until December 31, 1997.

            b) All eligibility for bonus plans and any entitlement to benefits will terminate on December 31, 1997. Any rights to stock options which have not previously vested will also terminate on December 31, 1997. Furthermore, Schulman agrees to reimburse TriTeal for any outstanding travel advances which have been made to Schulman on or before 12/31/97. All accrued and unused Paid Time Off will be paid to Schulman on 12/31/97.

            c) Although his employment with TriTeal will terminate on December 31, 1997, Schulman shall receive compensation at his regular base rate of pay through July 31, 1998. This sum will be paid in three equal installments of $29,166.67. These payments will be made on January 1, 1998, April 1, 1998 and July 1, 1998. In consideration for this payment, Schulman will not directly or indirectly own, manage, operate, control or work for any competitor of TriTeal through July 31, 1998. If Schulman begins work for any competitor prior to July 31, 1998, payment of any and all remaining compensation will cease immediately .

            d) Nothing in this agreement is intended to, nor does relieve Schulman from any insider trading restrictions to which he may be subject under applicable state and/or federal law, with respect to information he may have obtained as an officer or employee of this company.

     3. Schulman acknowledges that during the course of his employment with TriTeal he has had access to confidential information with regard to the business of TriTeal, including, but not limited to, trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans and strategies, product development techniques and plans, business acquisitions plans, ideas, discoveries, designs, computer programs, processes, procedures, formulas, improvements or other proprietary or intellectual property of TriTeal. Schulman acknowledges that disclosure or improper use of such Trade Secrets could cause serious and irreparable injury to TriTeal. Accordingly, Schulman agrees not to disclose such Trade Secrets to any party without TriTeal's prior written consent, or to use such information in competition with TriTeal.

     4. In exchange for TriTeal's promises as contained in this agreement Schulman agrees to irrevocably release and discharge TriTeal, its officers, directors, employees and agents from any and all claims, causes of action or liabilities of any kind relating to or arising from any transactions between them or any other occurrences from the beginning of their relationship until the date this agreement is executed. This release is a general release of all claims and is intended to include claims covered by California Civil Code section 1542, which provides that "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE GENERAL RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

            Schulman acknowledges that he may discover facts in addition to those now known or believed with respect to the claims he is releasing, but nonetheless agrees that this release will remain in effect.

     5. This Agreement is intended to release and discharge any and all claims Schulman may have against TriTeal as set forth in paragraph 4, including but not limited to any claims arising under the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq. It is the intent of Schulman and TriTeal that this Agreement satisfy the requirements of the Older Workers Benefit Protection Act, Public Law 101- 433, codified at 29 U.S.C. Section 626(f). The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:

        a. Schulman acknowledges and agrees that he has read and understands the terms of this Agreement.

        b. Schulman acknowledges that he has been given a full opportunity to consult with his own lawyer with respect to the matters referenced in this Agreement, and that he has obtained and considered such legal counsel as he deems necessary, such that he is entering into this Agreement freely, knowingly, and voluntarily.

        c. Schulman acknowledges that he has been given at least twenty-one days in which to consider whether or not to enter this Agreement.

        d. This Agreement shall not become effective or enforceable until seven days after Schulman signs this Agreement.

     6. All disputes of any kind and nature arising under, or by virtue of this Agreement, shall be resolved by submission to final and binding arbitration before the American Arbitration Association located in San Diego, California. The rules of the American Arbitration Association shall govern the arbitration process. However, nothing in this paragraph is intended to apply to actions solely for temporary restraining orders, preliminary injunctions and permanent injunctions. The parties agree that arbitration must be initiated within one year after any claimed breach has occurred and that the failure to initiate the arbitration within the one-year period constitutes an absolute bar to the institution of new proceedings, unless the breach was concealed by the party against which the breach is claimed, in which case the one-year period shall commence upon reasonable discovery of the breach.

     7. This agreement contains the entire agreement between Schulman and TriTeal with respect to the subjects it addresses. All prior or contemporaneous agreements on these subjects are merged in this document. This agreement can only be modified by a writing signed by Schulman and an officer of TriTeal.


Dated:   August 7, 1997                           /s/ Rand Schulman
                                                  -----------------------------
                                                  Rand Schulman

Dated: August 7, 1997                             /s/ David Y. Chen
                                                  -----------------------------
                                                  David Y. Chen
                                                  President and COO
                                                  TriTeal Corporation












                                      -3-